Exhibit T3B.5

AMENDMENT TO THE BYLAWS

OF

CBL & ASSOCIATES MANAGEMENT, INC.

EFFECTIVE MAY 10. 1994

A new Section 8.9 is hereby added to the Bylaws of the Corporation as follows:

Section 8.9.     Transactions Between the Corporation and its Directors and Officers. The Corporation, for itself or for any entity for which it serves as a general partner, may not enter into any contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a material financial interest, unless the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the Independent Directors, even though the Independent Directors be less than a quorum.

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